As filed with the Securities and Exchange Commission on February 1, 2000

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             etravelserve.com, Inc.
                              --------------------
                 (name of small business issuer in its charter)

       Nevada                                          36-3051776
       ------                                          ----------
(State of jurisdiction                             (I.R.S. Employer
   or incorporation                               Identification No.)
   or organization)

                        c/o Emo Corporate Services, Inc.
                         100 N.E. Third Ave., Suite 1100
                            Ft. Lauderdale, Fl 33301
                              --------------------
                     (Address of Principal Executive Office)

                             etravelserve.com, Inc.
                              Year 2000 Stock Plan
                              --------------------
                            (Full Title of the Plan)

                                 Paul R. Johnson
                        c/o Emo Corporate Services, Inc.
                         100 N.E. Third Ave., Suite 1100
                            Ft. Lauderdale, Fl 33301
                            (305) 643-0334, ext. 127
                                 --------------
            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                                              Proposed Maximum
                                                                           -----------------------
Title of Each Class of                   Amount              Offering Aggregate
    Securities to be                      to be                  Price Per        Offering         Amount of
      Registered                      Registered (1)             Share (2)        Price (2)     Registration Fee
-------------------------            -----------------          -----------     ------------   -------------------
Common Stock (1)                        4,000,000                  $1.92         $7,680,000        $2,072.52
-------------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                             $2,072.50
-------------------------------------------------------------------------------------------------------------------

(1)This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the etravelserve.com, Inc. - Year 2000 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the maximum offering price per share and in the aggregate, and the registration fee were calculated based upon the average of the bid and ask prices of etravelserve.com, Inc.'s common stock on January 26, 2000, as reported on the OTC Bulletin Board.

                                EXPLANATORY NOTE

         etravelserve.com, Inc. ("Company," "we" or "us") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") to register 4,000,000 shares of our common stock, which will be awarded to eligible persons under our Year 2000 Stock Plan ("Plan").

PART I.  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.

                  Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), we will distribute an information statement containing the information specified in Part I of Form S-8 (an "Information Statement") to participants under our Stock Plan. Such Information Statement, taken together with the documents incorporated by reference herein pursuant to
Item 3 of Part II below, constitutes a prospectus meeting the requirements of
Section 10(a) of the Securities Act, and such Information Statement is hereby incorporated by reference in this Registration Statement.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by referenced is considered to be part of this Registration Statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this Registration Statement have been sold or deregistered:

         (a) our Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

         (b) our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

         (c) our Current Reports on Form 8-K filed on September 9, 1999 and an Amendment to a Form 8-K filed on September 9, 1999;

         (d) The description of our common stock which is contained in our registration statement on Form 10 filed on October 28, 1998 and all amendments thereto and reported filed for the purpose of updating such descriptions.

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

ITEM 4.  DESCRIPTION OF SECURITIES.

          Our common stock being registered in this Registration Statement is registered pursuant to Section 12(g) of the Exchange Act. The description of our common stock is incorporated by reference pursuant to Item 3 above.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Article VII of the Company's Amended and Restated By Laws provide for indemnification to the full extent permitted by Nevada law of all persons it has the power to indemnify under Nevada law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The provisions of the Company's Bylaws which provide indemnification may reduce the likelihood of derivative litigation against the Company's directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit the Company and its stockholders.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

         5.1 Opinion of English, McCaughan & O'Bryan, P.A. as to the legality of securities being registered.

         10.1     etravelserve.com, Inc. - Year 2000 Stock Plan.

         23.1     Consent of Cross & Robinson, Certified Public Accountants.

         23.2     Consent of English, McCaughan & O'Bryan, P.A. (contained in
                  Exhibit 5.1).

ITEM 9.  UNDERTAKINGS.

         A.       We hereby undertake to:

         (1) To File, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's Annual Report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1993, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on this 28th day of January 2000.

                                           etravelserve.com, Inc.

                                           By: /s/ Paul R. Johnson
                                               ----------------------------
                                                   Paul R. Johnson, President
                                                   Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement on Form S-8 (the "Registration Statement") has been signed by the following person in the capacities and on the dates indicated.

Signature                               Title                                   Date
---------                               -----                                   ----
/s/ Paul R. Johnson               President and Director                   January 28, 2000
-------------------               (Principal Executive Officer
Paul R. Johnson                   And Financial Officer)


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

                                  EXHIBIT INDEX
                                  -------------
Exhibit           Description                                                             Page
-------           -----------                                                             ----
5.1               Opinion of English, McCaughan & O'Bryan, P.A.                             8

10.1              etravelserve.com, Inc. - Year 2000 Stock Plan                            10

23.1              Consent of Cross & Robinson, Certified Public Accountants.               19

23.2              Consent of English, McCaughan & O'Bryan, P.A.                             8
                  (contained in Exhibit 5.1)


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